Exhibit 10.15

SCBT Financial Corporation
Description of the 2006 Long-Term Retention and Incentive Plan

PURPOSE- The purpose of the SCBT Financial Corporation 2006 Long-Term Retention and Incentive Plan (the "Long-Term Retention and Incentive Plan”) is to provide financial incentives for selected key officers and employees of SCBT Financial Corporation and its subsidiaries (hereinafter the "Company”) thereby promoting the long-term growth and financial success of the Company by (1) attracting and retaining key officers and employees of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock, (4) motivating key officers and employees to achieve long-range performance goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other major corporations.

This Long-Term Retention and Incentive Plan describes the terms pursuant to which the Company plans to issue stock options and restricted stock to key officers and employees. The stock options and restricted stock described in this Long-Term Retention and Incentive Plan will be reserved for issuance under, and will be issued pursuant to, the Company's 2004 Stock Incentive Plan. The actual issuance of stock options and restricted stock will be made pursuant to separate agreements that will be entered into between the Company and each participant under the 2004 Stock Incentive Plan. Capitalized terms not defined in this Long-Term Retention and Incentive Plan shall have the definitions attributed to such terms in the 2004 Stock Incentive Plan.

TERM- The Company anticipates that this Long-Term Retention and Incentive Plan will cover a five-year period, ending on December 31, 2010. At the end of this term, the Compensation Committee of the Board (the "Committee”) of the Company may determine at its discretion whether to initiate another long-term retention and incentive plan or revise the design of this Long-Term Retention and Incentive Plan. The Committee anticipates that the initial stock options and restricted stock grants under the Long-Term Retention and Incentive Plan would be issued in January 2007, based on the achievement of specified performance goals for the year 2006. The Committee contemplates that restricted stock awards granted in 2007 would vest at the end of 2010 and restrictions on all vested awards issued in 2007 would lapse at that time.

EQUITY TYPE -Two equity instruments will be used in the Long-Term Retention and Incentive Plan: stock options and performance-vested restricted stock. The Committee’s intent is to use incentive stock options (as defined in IRC § 422) whenever practical. All equity awards described in this Long-Term Retention and Incentive Plan will be issued under and pursuant to the terms of the 2004 Stock Incentive Plan.

PARTICIPANTS-- The Committee shall have the discretion to designate the key officers and employees who will participate in the Long-Term Retention and Incentive Plan.

AWARDS-The Committee anticipates that two types of equity awards will be granted pursuant to this Long-Term Retention and Incentive Plan: an annual award of stock options and an annual grant of restricted stock. Attached to the restricted stock awards would be dividend and voting rights. The Committee anticipates that it will reserve a number of shares of Common Stock at or shortly before the beginning of each year for the annual award of stock options and annual grant of restricted stock to each participant. However, the actual issuance or grant of options or restricted stock to each participant would likely be made at the end of the subject year. For example, for 2007, the Committee would identify the participants, reserve a number of shares for the issuance of stock options and restricted stock for each participant, and establish the performance goals that must be achieved for the options to be granted and restricted stock to be awarded. The Company's achievement of these performance goals would determine the actual amount of restricted stock that would be issued, and the issuance would be made on or about the first business day of January 2008.

SCBT Financial Corporation
Description of the 2006 Long-Term Retention and Incentive Plan

VALUE OF THE ANNUAL AWARD
>	Stock Options- Each stock option grant will have an exercise price equal to the Fair Market Value of the Common Stock (as determined pursuant to the 2004 Stock Incentive Plan) on the date of grant.
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Restricted Stock- The Committee will reserve a number of shares for the restricted stock grant based on three tiers of performance goals. The value of each tier will be determined by the Committee. The number of shares of restricted stock actually issued will be based on the achievement of each tier's performance goals, as determined by the Committee.

PERFORMANCE GOALS-Two performance goals will be used: EPS growth and asset growth. Restricted stock awards will be awarded by tier based on achieving one or all three tiers‘ performance: Tier 1, Tier 2, or Tier 3. For each Tier, there will be an associated level of performance based on achieving (1) compounded annual five-year EPS growth rate and (2) compounded five-year asset growth rate. The level of performance for each award level will increase from Tier 1 to Tier 3. The Committee will approve the performance goals for each particular grant of restricted stock prior to making that particular grant. The Committee intends to use the same performance goals during at least the first three Plan years. The intent of the Long-Term Retention and Incentive Plan is to rely upon GAAP financial measures. Any acquisition occurring during the Plan term would require a review by Committee with the possibility of a revision of the initial performance targets. The following targets are proposed for the initial term of the Long-Term Retention and Incentive Plan:

Tier	EPS Growth	Asset Growth
1	8.0%	11.0%
2	10.0%	13.0%
3	12.0%	15.0%

For any restricted stock to be awarded for a particular year, the Company's earnings (after tax net income) must be at least equal to the earnings in the previous year. If the threshold level of performance is attained, then the number of shares of restricted stock to be awarded will be based upon the achievement of the performance designated for each Tier. Each Tier will be assigned a target performance level for each of the two performance goals. The number of shares of restricted stock to be awarded will be determined by the attainment of each goal, with the number of shares to be awarded to be equally divided between the two goals. If the number of shares awarded is based on Tier 1 or Tier 2, if the Company's cumulative performance over the next four year period results in the attainment of a higher Tier’s performance, then the Company would at that time issue a new grant of restricted stock for the additional shares. This new grant will have the same vesting date (not vesting period) as the original grant.

SCBT Financial Corporation
Description of the 2006 Long-Term Retention and Incentive Plan

VESTING- None of the equity awards will be issued unless the Company's primary bank subsidiary has maintained, as of the proposed grant date, a continuous and appropriate rating for bank safety and soundness, as defined and determined by the Committee. Subject to this requirement, each stock option award will vest ratably (in equal amounts) over four years, based on the participant's continuous service with the Company or any of its subsidiaries through each vesting date. Restricted stock awards will vest at the end of the fourth year after the date of the grant.

Dividends paid and voting rights will be attached to all shares of restricted stock issued under the Long-Term Retention and Incentive Plan.

NEW PARTICIPANTS-If an executive joins the Company after the beginning of a particular year, the Board may elect to include the new executive in the Long-Term Retention and Incentive Plan. The executive would be awarded a pro rata annual award for the initial year of participation. Thereafter, the executive would be eligible each year for an annual award based on his or her participation level in the Long-Term Retention and Incentive Plan. The same vesting rules apply new participants during the first year of the plan as described above.

TERMINATION OF EMPLOYMENT- Unless determined otherwise by the board of directors in a particular case, each option and restricted stock agreement will contain the following provisions:
(a) If the termination of employment is voluntary on the part of the participant and without written consent of the Company, or is by the Company with cause (as such term is defined in the participant's employment agreement with the Company as then in effect, if any), the participant will (i) be entitled to retain all vested restricted stock but will forfeit any unvested awards and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.
(b) If the termination of employment is by the Company without cause, the participant will (i) be entitled to retain all vested and unvested shares of restricted stock (and all unvested awards will vest immediately upon termination) and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.
(c) If termination is due to the participant’s death or retirement (defined as normal retirement at age 65 or a total of 25 years of service with the Company), (i) the participant (or the participant’s beneficiary) will receive not only the vested shares of restricted stock but also the number of shares earned but unvested (the remaining shares will vest upon the participant's death or disability), and (ii) all outstanding stock options will vest upon the participant's death or disability and the participant (or the participant’s beneficiary) will have one year (in the case of disability) and two years (in the case of death) to exercise the stock options.

SCBT Financial Corporation
Description of the 2006 Long-Term Retention and Incentive Plan

(d) In the event of a change in control, all earned but unvested shares of restricted stock and unvested stock options will become fully vested immediately.

STOCK OPTION AND RESTRICTED STOCK AGREEMENTS. The Company will prepare separate stock option and restricted stock agreements to reflect the issuance of the stock options and restricted stock described in this Long-Term Retention and Incentive Plan. The Company reserves full discretion to establish the terms of each such agreement, including terms that may be different from or inconsistent with those described in this Long-Term Retention and Incentive Plan. To the extent the terms of any such agreement prepared by the Company are inconsistent with the terms of this Long-Term Retention and Incentive Plan, the terms of the individual agreement shall control. This Long-Term Retention and Incentive Plan itself does not create any rights on behalf of any officer or employee of the Company to receive stock options or restricted stock from the Company.